EXHIBIT 21.1

PASW, INC.

SUBSIDIARIES

(1) Network Research Corp. Japan, Ltd.

(2) Alera Systems, Inc. (formerly iApplianceNet.com), a California Corporation

(3) Pacific Acquisition Corporation, a California Corporation and

(4) PASW Europe Limited, a United Kingdom Corporation